Exhibit 99.1

For more Information Contact:
Wendy Skidmore
Network Express, Inc.
(313) 761-5005
wskidmore@nei.com

       NETWORK EXPRESS ANNOUNCES AGREEMENT TO PURCHASE IBM'S WAVERUNNER
                               ISDN PRODUCT LINE

ANN ARBOR, Mich. - July 3, 1996 -- Network Express, Inc. (NASDAQ:NETK) today announced that, effective July 1, 1996, Network Express acquired certain assets from IBM pertaining to the IBM ISDN adapter products known as the WaveRunner for a purchase price of $7 million.

Under the terms of its agreement with IBM, Network Express has acquired the WaveRunner name, the existing IBM WaveRunner inventory and the right (under the Wave Runner name) to build and market the ISDN adapter products currently marketed under the WaveRunner name. the WaveRunner product line was designed to provide the user with the ability to use the products as modems while on the road and as ISDN adapters while at the home or office.

"The purchase of the IBM WaveRunner rounds out the Network Express line of ISDN access products for the central site and branch or remote office," said Richard P. Eidswick, president and CEO of Network Express. "It's our anticipation that our agreement with IBM will also open up the IBM channels to Network Express for WaveRunner products, and strengthen our partnership with IBM, its resellers, and customers. Network Express has been working closely with IBM since the WaveRunner was introduced to ensure interoperability with our existing product line."

"IBM's WaveRunner has long been a leader in the ISDN area. With the transition of WaveRunner to Network Express we have the opportunity to see these products continue and grow as part of a company that we have enjoyed a long-standing WaveRunner relationship with," said Michael Mayer, Director, Campus Networking Products, IBM Networking Hardware Division.

About Network Express, Inc.

Network Express supplies high-speed switched access communications products for companies seeking to reduce communications costs through dial-up services such as ISDN. The Company's products provide high-speed, cost-effective and secure features for applications including pre-press publishing, Internet access, telecommuting, and remote LAN access. The Company has more than 3,000 installations in the US, Japan and Europe. On May 21, 1996, Network Express entered into a merger agreemnt with Cabletron Systems, Inc. (NYSE:CS) of New Hampshire pursuant to which Network Express will become a wholly-owned subsidiary of Cabletron subject to, among other things, the requisite approval of the merger by Network Express' shareholders at the special meeting scheduled for August 1, 1996. NEI's corporate headquarters are located at 4251 Plymouth Rd., Ann Arbor, MI, 48105. Network Express can be contacted at 313-761-5005, via fax at 313-995-1114 and the home page for NEI can be accessed at http://www.nei.com.

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